As filed with the Securities and Exchange Commission on March 20, 2023

Registration No. 333-138930

Registration No. 333-163060

Registration No. 333-185135

Registration No. 333-208288

Registration No. 333-258148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-138930

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-163060

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-185135

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-208288

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-258148

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERISLIFE INC.

(Exact name of Registrant as specified in its charter)

Maryland	04-3516029
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Two Newton Place

255 Washington Street, Suite 230

Newton, Massachusetts 02458

(617) 796-8387

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey C. Leer

President and Chief Executive Officer

Two Newton Place

255 Washington Street, Suite 230

Newton, Massachusetts 02458

(617) 796-8387

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Faiz Ahmad

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 North King Street

Wilmington, DE 19801

(302) 651-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by- AlerisLife Inc. (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-258148), registering debt securities, shares of common stock, par value $0.01 per share (“Common Stock”), shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and warrants, in each case of the Registrant, which was filed with the SEC on July 23, 2021.
•	Registration Statement on Form S-3 (No. 333-208288), registering debt securities, Common Stock, Preferred Stock, warrants and depositary shares, in each case, of the Registrant and its selling shareholder, which was filed with the SEC on December 1, 2015 and amended on February 5, 2016.
•	Registration Statement on Form S-3 (No. 333-185135), registering debt securities, Common Stock, Preferred Stock, warrants and depositary shares, in each case, of the Registrant and its selling shareholders, which was filed with the SEC on November 26, 2012.
•	Registration Statement on Form S-3 (No. 333-163060), registering debt securities, Common Stock, Preferred Stock, warrants, depositary shares and stock purchase contracts and equity units, in each case, of the Registrant and its selling shareholders, which was filed with the SEC on November 12, 2009.
•	Registration Statement on Form S-3 (No. 333-138930), registering 3.75% convertible senior notes due 2026 (the “Notes”) and Common Stock issuable upon conversion of the Notes, in each case, of the Registrant’s selling securityholders, which was filed with the SEC on November 22, 2006.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated February 2, 2023, among the Registrant, ABP Acquisition LLC, a Maryland limited liability company (“Parent”) and ABP Acquisition 2 LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on March 20, 2023.

In connection with the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to this Post-Effective Amendments to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and to terminate the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 20, 2023.

ALERISLIFE INC.

By:	/s/ Jeffrey C. Leer
Name:	Jeffrey C. Leer
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.